                                                                  Exhibit 10.21

     Confidential treatment has been requested for portions of this document. Redacted material is identified by double asterisks (i.e. "**"). The redacted material has been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

HP TERMS AND CONDITIONS OF SALE AND SERVICE

HP's sale of Products and Support and HP's license of Software are governed by these HP Terms and Conditions of Sale and Service.

1. DEFINITIONS

      a) "Delivery" means standard HP shipping to and arrival at the receiving area at the "Ship To" address in the country where Customer's order is placed, unless otherwise indicated on the quotation.

      b) "Exhibits" means attachments that describe or otherwise apply to the sale or license of Products or Support.

      c) "Products" means hardware, Software, documentation, accessories, supplies, parts and upgrades that are determined by HP to be available from HP upon receipt of Customer's order. "Custom Products" means Products modified, designed or manufactured to meet Customer requirements.

      d) "Software" means one or more programs capable of operating on a controller, processor or other hardware Product ("Device").
            Software is either a separate Product, included with another Product ("Bundled Software"), or fixed in a Device and not removable in normal operation ("Firmware").

      e) "Specifications" means specific technical information about HP Products which is published in HP Product manuals and technical data sheets in effect on the date HP ships Customer's order.

      f) "Support" means hardware maintenance and repair; Software updates and maintenance; training; and other standard support services provided by HP. "Custom Support" means any agreed non-standard Support, including consulting and custom project services.

2. PRICES

      a) Prices include Delivery charges, unless otherwise indicated on the quotation, and are valid for the period indicated on the quotation or for the applicable purchase agreement ordering period, whichever expires first. Prices remain valid for ** from the original order date unless otherwise indicated on the quotation. Change orders that extend Delivery beyond those validity periods become new orders at prices in effect when HP receives the change orders. Support prices, except for Custom and prepaid Support, may be changed by HP upon 60 days written notice.

      b) Prices are exclusive of, and Customer will pay, applicable sales, use, service, value added or like taxes, unless Customer has provided HP with an appropriate exemption certificate for the Delivery jurisdiction.

3. ORDERS

      a) All orders are subject to acceptance by HP. Product orders must specify Delivery within ** from order date, unless otherwise agreed or indicated on the quotation.

      b) Customer will specify Ship To addresses within the country where the order is placed, unless otherwise agreed.

      c) Customer may cancel orders for Products (except Custom Products) prior to shipment at no charge. Customer will pay all charges for returning Products to HP's shipping location if Product orders are cancelled after shipment.

4. DELIVERY

      HP will make reasonable efforts to meet Customer's Delivery requirements. If HP is unable to meet Customer's Delivery requirements, alternative arrangements may be agreed. In the absence of such agreement, Customer's sole remedy is to cancel the order.

5. SHIPMENT AND RISK OF LOSS

      HP will ship according to HP's standard commercial practice, and risk of loss and damage will pass to Customer at Ship To address. If special packing or shipping instructions are agreed, charges will be billed separately to Customer, and risk of loss and damage will pass to Customer on delivery to Customer's carrier.


                                                                        Page 1/6

HP TERMS AND CONDITIONS OF SALE AND SERVICE

6. INSTALLATION AND ACCEPTANCE

      a) Product installation information is available with Products, on quotations or upon request. Installation by HP, when included in the purchase price, is complete when the Product passes HP's installation and test procedures.

      b) For Products with installation included in the purchase price, acceptance by Customer occurs upon completion of installation by HP. For Products without installation included in the purchase price, acceptance by Customer occurs upon Delivery, and will be presumed unless Customer demonstrates within ** after Delivery that the Product does not pass HP's established test procedures or programs.

      c) If Customer schedules or delays installation by HP more than ** after Delivery, Customer acceptance of the Product(s) will occur on the ** after Delivery.

7. PAYMENT

      a) Payment terms are subject to HP credit approval. Payment is due 30 days from HP's invoice date. Invoices for contractual support services and maintenance will be issued in advance of the Support period. HP may change credit or payment terms at any time when, in HP's opinion, Customer's financial condition, previous payment record, or the nature of Customer's relationship with HP so warrants.

      b) HP may discontinue performance if Customer fails to pay any sum due, or fails to perform under this or any HP related agreement if, after ** written notice, the failure has not been cured.

      c) Title to hardware Products will pass upon the later of full payment or Delivery of Products.

8. SUPPORT

      a) Customer may order Support from HP's then current Support offering. Some Support (and related Products) may not be available in all countries. Orders for Support are subject to the terms of the Support Exhibit or quotation in effect on the date of order.

      b) To be eligible for Support, Products must be at current specified revision levels and, in HP's reasonable opinion, in good operating condition.

      c) HP may, at **, modify Products to improve operation, supportability and reliability, or to meet legal requirements.

      d) Relocation of Products is Customer's responsibility. Relocation may result in additional Support charges and modified service response times. Support of Products moved to another country is subject to availability.

      e) HP will provide Support for products not supplied by HP when approved by HP in writing. HP will provide Support for HP Products when Customer allows HP to perform modifications if requested by HP under Section 8. c) above. Customer is responsible for removing any products not eligible for Support to allow HP to perform Support services. If Support services are made more difficult because of such product(s), HP will charge Customer for the extra work at HP's standard rates.

      f)    Support does not cover any damage or failure caused by:

            1)    use of non-HP media, supplies and other products; or

            2) site conditions that do not conform to HP's site specifications; or

            3) neglect, improper use, fire or water damage, electrical disturbances, transportation by Customer, work or modification by people other than HP employees or subcontractors, or other causes beyond HP's control; or

            4) inability of any non-HP products in Customers environment to correctly process, provide or receive date data (i.e., representations for month, day, and year), and to properly exchange date data with the Products supplied by HP.

      g) Customer is responsible for maintaining a procedure external to the Products to reconstruct lost or altered Customer files, data or programs. Customer will have a representative present when HP provides Support services at Customer's site. Customer will notify HP if Products are being used

                                                                        Page 2/6

HP TERMS AND CONDITIONS OF SALE AND SERVICE

            in an environment which poses a potential health hazard to HP employees or subcontractors; HP may require Customer to maintain such Products under HP supervision.

      h) Customer may delete Products under Support or cancel Support orders upon 30 days written notice. Upon 60 days written notice, HP may cancel Support orders or delete Products no longer included in HP's Support offering.

9. WARRANTY

      a) Product warranty period and additional information is available with Products, on quotations, or upon request.

      b) Products purchased from HP outside the U.S. will receive the standard warranty in the country of purchase. If Customer moves such Products to another country where HP has Support presence, then Customer will receive the destination country standard warranty.

      c) Products purchased in the U.S. based on the **. A global warranty means that the Product will include the destination country's standard warranty in any country where the Product is moved provided that HP has Support presence in that country.

      d) Additional warranty coverage may be purchased and that warranty will be limited to the country in which the additional coverage was purchased. Customer may receive a different warranty when the Product is purchased as part of a system. HP reserves the right to change the warranty. Such changes will affect only new orders.

      e) The warranty period begins on the date of Delivery, or the date of installation if installed by HP. If Customer schedules or delays installation by HP more than ** after Delivery, the warranty period begins on the ** after Delivery.

      f) HP warrants HP hardware Products against defects in materials and workmanship. HP further warrants that HP hardware Products conform to Specifications. These warranties do not include periodic recalibration (recommended for some HP Products), unless specifically covered in the warranty terms for such Products.

      g) HP warrants that Software will not fail to execute its programming instructions due to defects in materials and workmanship when properly installed and used on the Device designated by HP. HP further warrants that HP owned standard Software will substantially conform to Specifications. HP does not warrant that Software will operate in hardware and software combinations selected by Customer, or meet requirements specified by Customer.

      h) HP does not warrant that the operation of Products will be uninterrupted or error free.

      i) HP warrants that each HP hardware, software, and firmware Product delivered under these HP Terms and Conditions of Sale and Service will be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, when used in accordance with the Product documentation provided by HP (including any instructions for installing patches or upgrades), provided that all other products (e.g. hardware, software, firmware) used in combination with such HP Product(s) properly exchange date data with it. If the Specifications require that specific HP Products must perform as a system in accordance with the foregoing warranty, then that warranty will apply to those HP Products as a system, and Customer retains sole responsibility to ensure the Year 2000 readiness of its information technology and business environment. The duration of this warranty extends through **. To the extent permitted by local law, this warranty applies only to branded HP Products and not to products manufactured by others that may be sold or distributed by HP. This warranty Section 9 i) applies only to HP Products shipped after **. The remedies applicable to this Section, 9 i), are those provided in Section 9 j) below. Nothing in this warranty will be construed to limit any rights or remedies provided elsewhere in these HP Terms and Conditions of Sale and Service with respect to matters other than Year 2000 compliance.

      j) If HP receives notice of defects or non-conformance to hardware Specifications, or substantial non-conformance to HP owned standard Software Specifications during the warranty period, HP will, at its option, repair (and recalibrate only as necessitated by repairs), or replace the affected Products. If HP is unable, within a reasonable time, to repair, replace or correct a defect or non-conformance in a Product to a condition as warranted, Customer will be entitled to a refund of the purchase price upon prompt return of the Product to HP. Customer will pay expenses for return of such Products to HP. HP will pay expenses for shipment of repaired or replacement Products, except for Products returned to Customer from another country.

                                                                        Page 3/6

HP TERMS AND CONDITIONS OF SALE AND SERVICE

      k) HP warrants that HP Support will be provided in a professional and workmanlike manner. HP will replace, at no charge, parts which are defective and returned to HP within ** of delivery.

      l) Some newly manufactured HP Products may contain and HP Support may use remanufactured parts which are equivalent to new in performance.

      m) The above warranties do not apply to defects resulting from improper or inadequate maintenance or calibration by Customer; Customer or third party supplied software, interfacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Product; abuse, negligence, accident, loss or damage in transit; improper site preparation; or unauthorized maintenance or repair.

      n) THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. HP SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. LICENSES

      "Use" means storing, loading, installing, executing or displaying Software on a Device.

      "Software License" means the Use authorization(s) for the Software specified by HP: in its quotation, invoice or other documentation. Each Software License has a corresponding License Fee.

      "License Fee" means the fee or fees designated by HP for Use of Software. Different License Fees may apply to particular Software if more than one Software License is available for that Software.

      a) In return for the License Fee, HP grants Customer a non-exclusive license to Use the Software listed in Customer's order in conformance with the applicable Software License. Details of the types of Software Licenses offered are available from HP on request. If no Software License is specified, then, in return for the applicable fee, HP grants Customer a license to Use one copy of the Software on one Device at any one time. All Software Licenses will be perpetual unless terminated, transferred or otherwise specified.

            If Customer is an HP authorized reseller, Customer may sublicense the Software to an end-user for its Use, or (if applicable) sublicense the Software to an HP authorized reseller for subsequent distribution to an end-user for its Use. These sublicenses must incorporate the terms of this Section 10 in a written sublicense agreement, which will be made available to HP upon request.

      b) Unless otherwise permitted by HP, Customer may only make copies or adaptations of the Software for archival purposes or when copying or adaptation is an essential step in the authorized Use of the Software on a backup Device, provided that copies and adaptations are used in no other manner and provided further that the Use on the backup Device is discontinued when the original or replacement Device becomes operable.

      c) Customer must reproduce all copyright notices in or on the original Software on all permitted copies or adaptations. Customer may not copy the Software onto any public or distributed network.

      d) Bundled Software or Firmware provided to Customer may only be used when operating the associated Device in configurations as sold or subsequently upgraded by HP. Customer may transfer Firmware only upon transfer of the associated Device.

      e) Updates, upgrades or other enhancements are available under HP Support agreements. HP reserves the right to require additional licenses and fees for Use of the Software on upgraded Devices.

      f) The Software is owned and copyrighted by HP or by third party suppliers. Customer's license confers no title or ownership and is not a sale of any rights in the Software, its documentation, or the media on which they are recorded or printed. Third party suppliers may protect their rights in the Software in the event of any infringement.

      g) Customer will not disassemble or decompile the Software without HP's prior written consent. Where Customer has other rights under statute, Customer will provide HP with reasonably detailed information regarding any intended disassembly or decompilation. Customer will not decrypt the Software unless necessary for legitimate use of the Software.

      h) Customer's Software License is transferable subject to HP's prior written authorization and payment to HP of any applicable fees. Customer will immediately upon transfer deliver all copies of the Software to the transferee. The transferee must agree in writing to the terms of Customer's license. All license terms will be binding on involuntary transferees, notice of which is hereby given. Customer's license will automatically terminate upon transfer.


                                                                        Page 4/6

HP TERMS AND CONDITIONS OF SALE AND SERVICE

      i) HP may terminate Customer's or any transferee's or sublicensee's Software License upon five (5) days notice for failure to comply with any applicable license terms. Immediately upon termination, the Software and all copies of the Software will be destroyed or returned to HP. Copies of the Software that are merged into adaptations, except for individual pieces of data in Customer's or transferee's or sublicensee's data base, will be removed and destroyed or returned to HP. With HP's written consent, one copy of the Software may be retained subsequent to termination for archival purposes.

      j) If the Software is licensed for use in the performance of a U.S. government prime contract or subcontract, Customer agrees that Software is delivered as "Commercial computer software" as defined in DFARS 252.227-7013 (Oct 1988), DFARS 252.211-7015 (May 1991) or
            DFARS 252.227-7014 (Jun 1995), or as a "commercial item" as defined in FAR 2.101(a), or as "Restricted computer software" as defined in FAR 52.227-19 (Jun 1987), whichever is applicable. Customer agrees that the regulations and obligations in Exhibit U1 apply to all such Software and that the Software is adequately marked when the Restricted Rights legend in Exhibit U1 is affixed to the Software media. Customer further agrees that the Software has been developed entirely at private expense.

11. INTELLECTUAL PROPERTY RIGHTS

      a) HP will defend or settle any claim against Customer, (or third parties to whom Customer is authorized by HP to resell or sublicense), that Products or Support (excluding Custom Products and Custom Support), delivered under these HP Terms and Conditions of Sale and Service infringe a patent, utility model, industrial design, copyright, trade secret, mask work or trademark in the country where Products are used, sold or receive Support, provided
            Customer:

            1)    promptly notifies HP in writing; and

            2) cooperates with HP in, and grants HP sole control of the defense or settlement.

      b) HP will pay infringement claim defense costs, settlement amounts and court-awarded damages. If such a claim appears likely, HP may modify the Product, procure any necessary license, or replace it. If HP determines that none of these alternatives is reasonably available, **.

      c)    HP has no obligation for any claim of infringement arising from:

            1) HP's compliance with Customer's designs, specifications or instructions;

            2) HP's use of technical information or technology provided by Customer;

            3)    Product modifications by Customer or a third party;

            4) Product use prohibited by Specifications or related application notes; or

            5)    use of the Product with products not supplied by HP.

      d) These terms state HP's entire liability for claims of intellectual property infringement.

12. LIMITATION OF LIABILITY AND REMEDIES

      a) Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance, or direct operation of a nuclear facility. Customer is solely liable if Products or Support purchased by Customer are used for these applications. Customer will indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

      b) To the extent HP is held legally liable to Customer, HP's liability is limited to:

            1)    **;

            2)    **;

            3)    **;

            4)    **; and


                                                                        Page 5/6

HP TERMS AND CONDITIONS OF SALE AND SERVICE

            5) other direct damages for any claim based on a material breach of any other term of these HP Terms and Conditions of Sale and Service, up to a limit of U.S.$1,000,000 or the amount paid to HP for the associated Product, whichever is less.

      c) Notwithstanding Section 12 b) above, in no event will HP or its affiliates, subcontractors or suppliers be liable for any of the following:

            1) actual loss or direct damage that is not listed in 12 b) above;

            2)    damages for loss of data, or software restoration;

            3) damages relating to Customer's procurement of substitute products or services (i.e., "cost of cover"); or

            4) incidental, special or consequential damages (including downtime costs or lost profits, but excluding payments described in Section 11 above and damages for bodily injury).

      d) THE REMEDIES IN THESE HP TERMS AND CONDITIONS OF SALE AND SERVICE ARE CUSTOMER'S SOLE AND EXCLUSIVE REMEDIES.

13. GENERAL

      a) Transactions may be conducted through Electronic Data Interchange ("EDI") or other electronic methods, as agreed.

      b) HP will not be liable for performance delays or for non-performance, due to causes beyond its reasonable control.

      c) If either party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other party may cancel any unfulfilled obligations.

      d) Neither party may assign any rights or obligations hereunder without prior written consent of the other party.

      e) Customer who exports, re-exports or imports Products, technology or technical data purchased hereunder, assumes responsibility for complying with applicable laws and regulations, and for obtaining required export and import authorizations. HP may suspend performance if Customer is in violation of applicable regulations.

      f) Disputes arising in connection with these HP Terms and Conditions of Sale and Service will be governed by the laws of the country and locality in which HP accepts the order.

      g) Provisions herein which by their nature extend beyond the termination of any sale or license of Products or Support will remain in effect until fulfilled.

      h) These HP Terms and Conditions of Sale and Service and any Exhibits constitute the entire agreement between HP and Customer, and supersede any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder. Customer's additional or different terms and conditions will not apply. Customer's purchase or license of Products and Support will constitute Customer's acceptance of these HP Terms and Conditions of Sale and Service, which may not be changed except by an amendment signed by an authorized representative of each party.


                                                                        Page 6/6